Exhibit 10.4

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 1, 2002, by and between Cbeyond Communications, Inc., a Delaware corporation (the “Company”), and Cisco Systems Capital Corporation (“Cisco”). Capitalized terms used but not otherwise defined herein have the meanings given to them in Section 5 below.

A. The Company has entered into a Stock Purchase Agreement by and among the Company and the other parties (the “Investors”) listed on Exhibit A thereto (the “Investor Stock Purchase Agreement”), pursuant to which the Company is selling to the Investors shares of its Series B Participating Preferred Stock (the “Series B Financing”).

B. The Company, its subsidiary Cbeyond Communications, LLC, and Cisco are parties to an Amended and Restated Credit Agreement, dated as of March 31, 2002 (the “Credit Agreement”).

C. In connection with the Series B Financing, Cisco has agreed to cancel certain debt outstanding under the Credit Agreement in exchange for shares of Series B Participating Preferred Stock of the Company.

D. The purpose of this Agreement is to set forth certain of the terms on which the Company will issue such shares of Series B Participating Preferred Stock to Cisco and Cisco will cancel certain debt owed by the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Authorization; Sale of Preferred Stock; Cancellation of Indebtedness; Closing.

1.1 Authorization of the Preferred Stock. The Company has authorized the issuance and sale of 65,000,000 shares of the Company’s Series B Participating Preferred Stock, par value $.01 per share, having the rights and preferences set forth in its Second Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on November 1, 2002 (the “Certificate of Incorporation”). The Company’s Series B Participating Preferred Stock is convertible into shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), as set forth in the Certificate of Incorporation.

1.2 Purchase and Sale of Preferred Stock; Cancellation of Indebtedness. Subject to the terms and conditions set forth herein, for the consideration set forth in the following sentence, the Company shall issue and sell to Cisco and Cisco shall purchase from the Company shares of Series B Participating Preferred Stock constituting five percent (5%) of the capital stock of the Company on a fully-diluted basis as of the Series B Stage 1 Closing (the “Preferred Stock”) which will result in the issuance by the Company to Cisco of (i) at the Closing, 2,768,744 shares of Preferred Stock and (ii) at the closing of the Rights Offering (as such term is defined in the Investor Stock Purchase Agreement), such further number of shares of Preferred Stock necessary for the total amount of shares of Preferred Stock issued to Cisco hereunder to equal five percent (5%) of the capital stock of the Company on a fully-diluted basis as of such time. At the Closing, Cisco shall forgive and cancel $25,000,000 of Tranche C amounts outstanding and owed to Cisco by the Company under the Credit Agreement.

1.3 Closing. The closing (the “Closing”) shall take place at the offices of Latham & Watkins in Reston, Virginia, on November 1, 2002, or at such other time and place as the Company and Cisco (the “Closing Date”). At the Closing, the Company shall deliver to Cisco a stock certificate evidencing the Preferred Stock to be issued to Cisco at the Closing, registered in the name of Cisco, upon execution of this Agreement.

Section 2. Conditions to the Closing. The obligations of Cisco to purchase and pay for the Preferred Stock at the Closing are subject to the satisfaction as of the Closing of the following conditions:

2.1 Adoption of Certificate of Incorporation. The Certificate of Incorporation shall have been amended and restated in substantially the form attached as Exhibit B to the Investor Stock Purchase Agreement, shall be in full force and effect under the laws of the State of Delaware and shall not have been further amended or modified.

2.2 Securities Law Compliance. The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance, in compliance with such laws, of the Preferred Stock to be issued pursuant to this Agreement.

2.3 Compliance with Applicable Laws. The purchase of Preferred Stock by Cisco hereunder shall not be prohibited by any applicable law or governmental rule or regulation and shall not otherwise subject Cisco to any penalty, liability or, in Cisco’s reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental rule or regulation, and the purchase of the Preferred Stock by Cisco hereunder shall be permitted by the laws, rules and regulations of the jurisdictions and governmental authorities and agencies to which Cisco is subject.

2.4 Merger. A Certificate of Merger for the merger of Cbeyond Investors, LLC with and into the Company, with the Company as the surviving entity, substantially in the form attached as Exhibit E to the Investor Stock Purchase Agreement, shall have been filed with the Secretary of State of the State of Delaware and the Merger shall become effective prior to the Series B Stage 1 Closing.

2.5 Board of Directors. The Company shall have taken all necessary corporate action such that immediately following the Series B Stage 1 Closing, the directors of the Company shall be those listed on Exhibit F to the Investor Stock Purchase Agreement, and there shall be no vacancies on the Board.

2.6 Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions to occur at the Series B Stage 1

Closing shall be consummated at or prior to the Series B Stage 1 Closing and all documents incident thereto shall be satisfactory in form and substance to counsel to Cisco.

2.7 Cisco Credit Agreement. The Company, its subsidiary Cbeyond Communications, LLC, and Cisco shall have executed and delivered an amendment to the Credit Agreement, with terms and conditions reasonably satisfactory to the Major Investors (as such term is defined in the Investor Stock Purchase Agreement) and the Investors (as such term is defined in the Investor Stock Purchase Agreement) named in that certain Letter Agreement dated January 2001 addressed by such Investors to Cisco Systems, Inc. shall have received a written confirmation from Cisco that such Investors (as such term is defined in the Investor Stock Purchase Agreement) have no obligations thereunder.

2.8 Waiver. Any condition specified in this Section 2 may be waived if such waiver is consented to in writing by Cisco.

2.9 Deliveries. At the Closing, the Company shall have executed and delivered to Cisco the following documents:

(a) the Amended and Restated Shareholders Agreement, dated November 1, 2002 amending and restating that certain Unitholders Agreement, dated March 28, 2000, as amended (the “Shareholders Agreement”);

(b) the Second Amended and Restated Registration Rights Agreement, dated November 1, 2002 (the “Registration Rights Agreement”);

(c) this Agreement;

(d) an Officer’s Certificate, dated the Closing Date, stating that the conditions specified in Section 1.1 have been fully satisfied and the conditions under Sections 1.2 and 1.3 have been fully satisfied to the extent such conditions relate to the Company’s obligations thereunder;

(e) certified copies of the resolutions duly adopted by the Board, which resolutions shall not have been rescinded or modified, authorizing the execution, delivery and performance of this Agreement, the Shareholders Agreement and the Registration Rights Agreement and each of the other agreements contemplated hereby to which the Company is a party or by which it is bound, the issuance and sale of the Preferred Stock, the reservation for issuance upon conversion of the Preferred Stock of that number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock and the consummation of all other transactions to occur as of the Closing as contemplated by this Agreement;

(f) certified copies of the Certificate of Incorporation and the Bylaws, each as in effect on the Closing Date;

(g) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions to occur as of the Closing hereunder (including all blue sky law filings and waivers of all preemptive rights and rights of first refusal); and

(h) such other documents relating to the transactions contemplated by this Agreement as counsel to Cisco may reasonably request.

Section 3. Contractual Preemptive Rights.

3.1 Except for issuances (i) of Preferred Stock as contemplated under this Agreement or of Preferred Stock (as contemplated by, and as such term is defined in, the Investor Stock Purchase Agreement) or of Common Stock upon conversion of such Preferred Stock, (ii) of shares of Common Stock issued or issuable to employees, directors, consultants and other service providers of the Company or any Subsidiary directly or pursuant to stock option plans, stock purchase plans or agreements approved by the Board of Directors, (iii) in connection with the acquisition of another company or business, (iv) pursuant to a Public Offering, (v) of up to 3,000,000 shares of Common Stock issued or issuable pursuant to any equipment leasing arrangement or debt financing from Cisco or (vi) of up to 150,000 shares of Common Stock issued or issuable pursuant to any equipment leasing arrangement or debt financing from a bank or other similar financial institution or shares of Common Stock issued in connection with any acquisition of any interest in intellectual property, so long as such issuance is approved by the Board of Directors or as otherwise excluded from the anti-dilution provisions of the Preferred Stock, if the Company authorizes the issuance or sale of any shares of Common Stock or any securities containing options or rights to acquire any shares of Common Stock (other than as a dividend on the outstanding Common Stock), the Company shall first offer to sell to each holder of Preferred Stock or Underlying Common Stock a portion of such stock or securities equal to the quotient obtained by dividing (1) the number of shares of Common Stock (on an as converted basis) held by such holder, by (2) the total number of shares of outstanding Common Stock on a fully-diluted basis (including Underlying Common Stock as defined herein and Underlying Common Stock as defined in the Investor Stock Purchase Agreement). The Company shall deliver a notice by certified mail (“Notice”) to the holders of Preferred Stock and Underlying Common Stock stating (i) its bona fide intention to offer such shares, (ii) the number of shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such shares. Each such holder shall be entitled to purchase such stock or securities at the most favorable price and on the most favorable terms as such stock or securities are to be offered to any other Persons; provided that if all Persons entitled to purchase or receive such stock or securities are required to also purchase other securities of the Company, the holders exercising their rights pursuant to this Section shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other Persons are required to purchase. The purchase price for all stock and securities offered to such holders hereunder shall be payable in cash.

3.2 In order to exercise its purchase rights hereunder, each holder must within thirty (30) days after receipt of Notice, deliver a written notice to the Company describing such holder’s election hereunder. If all of the securities offered to such holders are not fully subscribed, the remaining stock and securities shall be reoffered by the Company to the holders purchasing their full allotment upon the terms set forth in this Section, except that such holders must exercise their rights within five (5) business days after receipt of such reoffer. If such holders in the aggregate elect to purchase more than the number of remaining securities reoffered by the Company, such securities shall be allocated among the holders electing to purchase such securities pro rata based upon the number of securities elected to be purchased.

3.3 Upon the expiration of the offering periods described above, the Company shall be entitled to sell any such stock or securities which such holders have not elected to purchase during the 180 days following such expiration at a price not less and on other terms and conditions not materially more favorable to the purchasers thereof than those offered to such holders. Any stock or securities offered or sold by the Company after such 180-day period must be reoffered to such holders pursuant to the terms of this Section.

3.4 The rights of the holders of Preferred Stock and Underlying Common Stock under this Section shall terminate upon the consummation of the first to occur of (x) the consummation of a Public Offering or (y) a Sale of the Company.

Section 4. Representations and Warranties of the Company. As a material inducement to Cisco to enter into this Agreement and purchase the Preferred Stock hereunder, the Company hereby represents and warrants that:

4.1 Organization, Corporate Power and Licenses. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries. The Company and each of its Subsidiaries possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as presently conducted or as presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company’s and each Subsidiary’s charter documents, Bylaws or other organizational documents which have been furnished to counsel to Cisco to the extent requested reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

4.2 Capital Stock and Related Matters.

(a) As of the Series B Stage 1 Closing (but not including any sales of securities pursuant to the Rights Offering) and immediately thereafter, the authorized capital stock of the Company shall consist of (a) 65,000,000 shares of preferred stock, all of which have been designated Series B Participating Preferred Stock, 45,542,832 of which shares shall be issued and outstanding as of the Series B Stage 1 Closing (but prior to the closing of the Rights Offering) and (b) 255,000,000 shares of Common Stock, of which 433,797 shares shall be issued and outstanding, 176,500,000 shares shall be reserved for issuance upon conversion of the Preferred Stock issued in the Series B Stage 1 Closing and 9,373,252 shares shall be reserved for issuance upon exercise of options issued pursuant to Permitted Stock Option Plans and 2,918,744 shares shall be reserved for issuance upon exercise of outstanding warrants. Except as set forth on the attached “Capitalization Schedule,” as of the Series B Stage 1 Closing, the Company shall not have outstanding any stock or securities, nor any options, warrants or other rights to acquire capital stock or securities of the Company or any phantom stock plans or stock appreciation rights. As of the Series B Stage 1 Closing, all of the outstanding shares of the Company’s capital stock listed on the Capitalization Schedule shall be validly issued, fully paid and non-assessable.

(b) Except as set forth on Schedule 4.2(b), there are no statutory or contractual stockholders preemptive rights or rights of first refusal with respect to the issuance of the Preferred Stock hereunder or the issuance of the Common Stock upon conversion of any of the Preferred Stock. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Preferred Stock hereunder or the issuance of the Common Stock upon the conversion of the Preferred Stock or the exercise of the options granted under Permitted Stock Option Plans do not require registration under the Securities Act or any applicable state securities laws. There are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs, except for this Agreement and the Shareholders Agreement.

4.3 Authorization; No Breach. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Shareholders Agreement and all other agreements contemplated hereby to which the Company is a party, and the filing of the Certificate of Incorporation referred to in Section 2.1 above have been duly authorized by the Company. This Agreement, the Registration Rights Agreement, the Shareholders Agreement, the Certificate of Incorporation, and all other agreements contemplated hereby to which the Company is a party each constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery by the Company of this Agreement, the Registration Rights Agreement, the Shareholders Agreement and all other agreements contemplated hereby to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, the offering, sale and issuance of the Preferred Stock hereunder, the issuance of the Common Stock upon conversion of the Preferred Stock, the filing of the Certificate of Incorporation referred to above and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s or any of its Subsidiaries’ capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter or Bylaws of the Company, or any law, statute, rule or regulation to which the Company or any of its Subsidiaries is subject, or any agreement, instrument, order, judgment or decree to which the Company or any of its Subsidiaries is subject.

4.4 Subsidiaries.

(a) Except for the Company’s interests or rights in the Subsidiaries listed on Schedule 4.4, the Company does not own or hold, and has never owned or held, any shares of stock or any other securities or interests in or any rights to acquire any shares of stock or any other security or interest in any other Person. The Subsidiary Schedule attached hereto sets forth as of the Closing a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent ownership interests, the number and type of its issued and outstanding shares of capital stock, partnership interests or equivalent ownership interests and the current record and beneficial ownership of such shares, partnership interests or equivalent ownership interests. Other than the Subsidiaries, (i) there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same and (ii) neither the Company nor any Subsidiary is a member of (nor is any part of the Company’s business conducted through) any partnership, nor is the Company or any Subsidiary a participant in any joint venture or similar arrangement. The Company’s business is conducted solely by the Company and the Subsidiaries.

(b) There are no statutory or contractual equityholders preemptive rights or rights of first refusal with respect to the issuance of any equity securities or interests of any Subsidiary.

4.5 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any of its Subsidiaries. The Company shall pay, and hold Cisco harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

4.6 Governmental Consent, etc. Except as set forth on the attached “Consents Schedule,” no permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company or any of its Subsidiaries of this Agreement or the other agreements contemplated hereby to which it is a party, or the consummation by the Company or any of its Subsidiaries of any other transactions contemplated hereby or thereby.

4.7 Disclosure. Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other written items supplied Cisco by or on behalf of the Company with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact relating specifically to the Company and its Subsidiaries (and not to market or industry conditions generally) which the Company has not disclosed to Cisco in writing and of which any of its officers, directors or executive employees is aware and which would reasonably be expected to have a material adverse effect upon the expected business, financial condition, value, operations, assets, or business prospects of the Company and its Subsidiaries taken as a whole.

4.8 Financial Statements. The audited consolidated balance sheet of the Company as of December 31, 2001, and the unaudited consolidated balance sheet of the Company as of August 31, 2002 fairly present the financial position of the Company on a consolidated basis as at the date thereof, and the related statements of income (loss), and statements of cash flow for the fiscal periods ended on such dates fairly present the results of operations of the Company for the respective periods indicated (collectively, the “Financial Statements”). The consolidated balance sheets, statement of income and statements of cash flow have been prepared in accordance with generally accepted accounting principles consistently applied. Except as set forth on the Company’s Financial Statements, the Company does not have any debt, obligation or liability (whether accrued, absolute, contingent or liquidated), except liabilities incurred and obligations under agreement entered into, in the ordinary course of business, non of which (individually or in the aggregate) would have a material adverse effect.

4.9 Compliance with Law. Neither the Company nor any of its Subsidiaries is in violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation laws or regulations relating to the environment, occupational health and safety, except where the violation does not have and is not likely to have a material adverse effect, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such law, ordinances, governmental rules or regulations.

4.10 Litigation. Except as set forth on Schedule 4.10, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the Company’s knowledge, threatened against or affecting the Company, its Subsidiaries or the Company’s or its Subsidiaries’ properties, assets or business. The Company is not aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign) not applicable generally to business entities in the Company’s or its Subsidiaries’ business.

4.11 Material Contracts. Schedule 4.11 sets forth a true and complete list of each material contract, agreement, instrument, commitment and other arrangement to which the Company is a party, including without limitation, material purchase contracts, sale contracts, leases, employment, severance or consulting agreements; loan, credit or security agreements; joint venture agreements and distribution agreements (each, a “Material Contract”). Each Material Contract is valid, binding and enforceable against the Company and, to the Company’s knowledge, the other parties thereto, in accordance with its terms, in full force and effect on the date hereof and neither the Company nor to the knowledge of the Company any other party thereto is in breach thereof.

4.12 Employees. Except as set forth in Schedule 4.10, the Company is in full compliance with all laws regarding employment, wages, hours, equal opportunity, collective bargaining and payment of social security and other taxes except to the extent that noncompliance would not, in the aggregate, have a material adverse effect. The Company is not engaged in any unfair labor practice or discriminatory employment practice and, to the Company’s knowledge, no complaint of any such practice against the Company is filed or threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor, to the Company’s knowledge is any grievance filed or threatened to be filed, against the Company by any employee pursuant to any collective bargaining or other employment agreement to which the Company is a party or is bound. To the Company’s knowledge, the Company is in compliance with all applicable foreign, federal, state and local laws and regulations regarding occupational safety and health standards except to the extent that noncompliance will not have a material adverse effect.

(a) Except as set forth on Schedule 4.12, the employment of all persons and officers employed by the Company is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company except for such amounts as would result in non-material end of year adjustments incurred in the ordinary course of business.

(b) Except as set forth on Schedule 4.12, no employee of the Company is represented by any union or other labor organization, and, to the Company’s knowledge, there have been no union organizing efforts with respect to the Company conducted since its inception and there are none now being conducted with respect thereto.

4.13 Tax Matters. There are no material federal, state, county or local taxes currently due and payable by the Company, other than those presently payable without penalty or interest, which have not been paid or for which reserves were established. The Company has duly filed all federal, state, county and local tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. To the Company’s knowledge, the Company has not been subject to a federal or state tax audit of any kind. The Company has not made any elections under applicable laws or regulations (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have an adverse effect on the Company.

4.14 Employee Benefit Plans. Except as set forth on Schedule 4.14, the Company has no employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) covering former or current employees of the Company, or under which the Company has any obligation or liability. Schedule 4.14 lists all material plans, contracts, bonuses, commissions, profit-sharing, savings, stock options, insurance, medical or health plans, deferred compensation, or other similar fringe or employee benefits covering former or current employees of the Company or under which the Company has any obligation or liability (each, a “Benefit Arrangement”). True and complete copies of all Benefit Arrangements will upon request be provided or made available to Cisco. The Benefit Arrangements are and have been administered in substantial compliance with their terms and with the requirements of applicable law. The Company’s payments to current or former employees pursuant to the Benefit Arrangements are and have been fully deductible under the Code.

4.15 Intellectual Property. To the Company’s knowledge, the Company owns or has adequate rights to use all of the Intellectual Property necessary for the conduct of the business of the Company as described in the Company’s business plan provided to Cisco except where the failure to own or have the right to use any item of Intellectual Property would not reasonably be expected to have a material adverse effect, or where such Intellectual Property is required to be developed by the Company or third parties after the Closing Date. There is no claim, suit, action or proceeding pending or, to the Company’s knowledge, threatened against the Company: (i) alleging any infringement of any third party’s proprietary rights; or (ii) challenging the Company’s ownership or use, or the validity or enforceability, of any Intellectual Property. There is no claim, suit, action or proceeding pending or threatened by the Company alleging any third party’s intellectual property rights conflict or infringe the Intellectual Property of the Company or any of its Subsidiaries. As to each such material license, sublicense or other agreement to which the Company is a party, the Company is current in the payment of all royalties due thereunder.

For purposes of this Agreement, “Intellectual Property” shall mean, to the extent owned or used in the business of the Company: (i) trademarks and service marks, trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin and that are not currently registered or the subject of any pending application for registration in any jurisdiction; (ii) inventions, whether or not patentable, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data); (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, performances and other works of authorship that are not currently registered or the subject of any pending application for registration in any jurisdiction; and (v) database rights.

4.16 Title to Tangible Assets. The Company has good title to its properties and assets it purports to own and good title to all its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than or resulting from Permitted Liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and which have not arisen otherwise than in the ordinary course of business.

4.17 Valid Issuance of Preferred and Common Stock. The Preferred Stock that is being purchased by Cisco hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, and the Preferred Stock that is being issued to the Investors pursuant to the Investor Stock Purchase Agreement when issued and delivered in accordance with the terms thereof, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer under this Agreement and the Shareholders Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Preferred Stock purchased under this Agreement and the Investor Stock Purchase Agreement and the Common Stock issuable upon the exercise of Warrants which may be granted to Cisco has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Incorporation, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer under this Agreement and the Shareholders Agreement and under applicable state and federal securities laws.

Section 5. Definitions.

5.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any of its Subsidiaries or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Officer’s Certificate” means a certificate signed by the Company’s president or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as he reasonably believes are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

“Operating LLC” means Cbeyond Communications, LLC (f/k/a Egility Communications, L.L.C.), a Delaware limited liability company.

“Permitted Lien” means:

(a) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied;

(b) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(c) purchase money security interests in any property acquired by the Company or any of its Subsidiaries to the extent permitted by this Agreement;

(d) interests or title of a lessor under any lease permitted by this Agreement;

(e) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction for amounts not yet due and payable;

(f) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company and its Subsidiaries or detracting from the value of the assets of the Company and its Subsidiaries;

(g) security interests in the assets of the Company and its Subsidiaries granted to the Company’s and its Subsidiaries’ lenders to secure Indebtedness permitted under Section 5(c)(x) of the Shareholders Agreement;

(h) other liens securing obligations which do not in the aggregate exceed $250,000 at any time outstanding; and

(i) to the extent not included in the foregoing, liens securing obligations arising in connection with the Amended and Restated Credit Agreement, as amended from time to time, among Cbeyond Communications, LLC, the Company, the several lending institutions from time to time party thereto and Cisco Systems Capital Corporation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any firm commitment underwritten sale of common stock pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or any successor form adopted by the Securities and Exchange Commission) with net proceeds to the Company of not less than $50 million and a price per share of not less than $2.00 (proportionately adjusted to reflect the occurrence of stock dividends, combinations, subdivisions or similar reclassifications affecting the Common Stock); provided that the following shall not be considered a public offering: (i) any issuance of common stock as consideration for a merger or acquisition, (ii) any issuance of common stock to employees, directors or consultants of the Company or any of its Subsidiaries as part of an incentive or compensation plan, (iii) any issuance of common stock as part of a unit with debt or preferred stock or any similar structure in which the common stock is being offered primarily as a means of enhancing the Company’s ability to sell the debt or preferred stock and (iv) the issuance of common stock upon conversion of any preferred stock.

“Restricted Securities” means (i) the Preferred Stock and the Common Stock issued hereunder, (ii) the Common Stock issued upon conversion of the Preferred Stock, and (iii) any securities issued in respect of the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale without volume or manner of sale limitations pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 6.2 have been delivered by the Company in accordance with Section 6 of the Shareholders Agreement. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities not bearing a Securities Act legend of the character set forth in Section 6.2.

“Sale of the Company” means either (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (other than a collateral assignment by the Company and its Subsidiaries of such assets to any lender as security for the Company’s and its Subsidiaries obligations to such lender), or (ii) a transaction or series of transactions (including by way of merger, consolidation, sale of securities, recapitalization or otherwise) the result of which is that (A) any “person” or “group” (as such terms are used in Section 13(d)(3) of the Securities Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company or (B) the beneficial owners of the Company’s outstanding voting stock immediately prior to the transaction cease to own directly or indirectly at least 50% of the voting power of the outstanding voting stock of the Company other than as a result of a sale of stock which is a Public Offering.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Exchange Act shall be deemed to include any corresponding provisions of future law.

“Series B Stage 1 Closing” has the same meaning as set forth in Section 1.3 of the Investor Stock Purchase Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control, directly or indirectly, any managing director, a majority of the board or managers or general partner of such limited liability company, partnership, association or other business entity. Notwithstanding anything contained herein and for the avoidance of doubt, as of the date hereof Operating LLC is a Subsidiary of the Company and shall continue to be a Subsidiary of the Company for purposes of this Agreement so long as the Company holds a majority of the outstanding “Units” of Operating LLC (as defined in the Limited Liability Company Agreement of the Operating LLC).

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of any Preferred Stock issued pursuant to this Agreement and (ii) any Common Stock issued or issuable in respect of the securities referred to in clause (i) above, including by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person that holds any Preferred Stock issued pursuant to this Agreement shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of such Preferred Stock, such Underlying Common Stock shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Underlying Common Stock hereunder. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the Company or any of its Subsidiaries.

6.2 Other Defined Terms. The following additional terms have the meanings given to them in the sections set forth below:

“Agreement”	Preamble
“Benefit Arrangement”	4.14
“Certificate of Incorporation”	1.1
“Closing”	1.3
“Closing Date”	1.3
“Common Stock”	1.1
“Company”	Preamble
“Credit Agreement”	Recitals
“Financial Statements”	4.8
“Investors”	Recitals
“Investor Stock Purchase Agreement”	Recitals
“Material Contract”	4.11
“Notice”	3.1
“Preferred Stock”	1.2
“Registration Rights Agreement”	2
“Shareholders Agreement”	2
“Series B Financing”	Recitals

Section 6. Miscellaneous Provisions.

6.1 Remedies.

Each holder of Preferred Stock and Underlying Common Stock shall have all rights and remedies set forth in this Agreement and the Certificate of Incorporation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law or at equity. Any Person having any rights under any provision of this Agreement shall be entitled to enforce (upon demonstration of irreparable harm) such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

6.2 Investment Representations. Cisco hereby represents and warrants to the Company that: (a) it has full power and authority to enter into this Agreement and each other document contemplated herein to which it is a party, and each of this Agreement and each such other document executed by it constitutes its valid and legally binding obligation, enforceable against Cisco in accordance with its terms; (b) it (or its nominee) is acquiring the Preferred Stock pursuant to this Agreement for its own account without a view to a distribution or resale thereof, it being understood that nothing contained herein shall prevent Cisco (or its nominee) or any subsequent holders of shares of Preferred Stock and, if applicable, Common Stock, from transferring such securities pursuant to an effective registration statement or an exemption therefrom under the Securities Act as set forth in Section 6 of the Shareholders Agreement; (c) Cisco believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Preferred Stock, it being understood that nothing contained herein shall limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of Cisco to rely thereon; (d) it has substantial experience in evaluating and investing in private placement transactions so that it is capable of evaluating the merits and risks of its investment in the Company; (e) it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and otherwise by the Securities Act; (f) it is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act as presently in effect; and (g) Cisco hereby represents that it is not investing in the Company with any “plan asset,” within the meaning of DOL Reg. Sec. 2510.3-101, of a “plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

“The securities represented by this certificate were originally issued on November 1, 2002, and have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Stock Purchase Agreement dated as of November 1, 2002, as amended and modified from time to time, between the issuer (the “Company”) and the initial holder of these securities. The Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge.”

6.3 Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended, modified, or waived, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of a majority of the Preferred Stock then outstanding; provided that if any such amendment, modification, or waiver would materially and adversely affect any holder of Preferred Stock relative to its effect on the holders of the Preferred Stock voting in favor of such amendment, modification, or waiver, such amendment, modification, or waiver shall also require the written consent of the holders of a majority of such securities held by all holders so adversely affected.

6.4 Survival; Termination. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by Cisco or on its behalf.

[6.5 Public Disclosures. The Company shall not, nor shall it permit any of its Subsidiaries to, disclose the name or identity of Cisco or any of its Subsidiaries in any press release or other public announcement or in any document or material filed with any governmental entity without the prior written consent of such Person, unless in the reasonable judgment of the Company such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Person describing in reasonable detail the proposed content of such disclosure and shall permit such Person a minimum of three (3) business days to review and comment upon the form and substance of such disclosure.]

6.6 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

6.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

6.8 Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto.

6.9 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters by the internal laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any other jurisdiction. In furtherance of the foregoing, the General Corporation Law of the State of Delaware or, if applicable, internal law of the State of California shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

6.10 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Atlanta, Georgia time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the following Persons at the following addresses:

To the Company:

Cbeyond Communications, Inc.

320 Interstate North Parkway, SE, Suite 300

Atlanta, GA 30339

Attention: President

Telephone: (678) 424-2400

Facsimile: (678) 424-2500

with a copy (which shall not constitute notice) to:

Latham & Watkins

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Christopher L. Kaufman, Esq.

Telephone: (650) 463-2606

Telecopy: (650) 463-2600

and

Latham & Watkins

11400 Commerce Park Drive, Suite 200

Reston, Virginia 20191

Attention: William L. Warren, Esq.

Telephone: (703) 390-0912

Telecopy: (703) 390-0901

To Cisco:

Cisco Systems Capital Corporation

6005 Plumas Street, Suite 101

Reno, NV 89509

Attn.: Loan Compliance and Administration

Telecopy: (775) 823-7880

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

6.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

6.12 Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

CBEYOND COMMUNICATIONS, INC.

By:	CBEYOND COMMUNICATIONS, INC.
Its:

CISCO SYSTEMS CAPITAL CORPORATION

By:	CISCO SYSTEMS CAPITAL CORPORATION
Its: